                         SETTLEMENT AGREEMENT                       EXHIBIT 10.1

THIS SETTLEMENT AGREEMENT is entered into as of January 1, 1999, by and between Midland Cogeneration Venture Limited Partnership ("MCV") and Consumers Energy Company ("Consumers"). MCV and Consumers may sometimes hereinafter be referred to as a "Party" or collectively as the "Parties."

WHEREAS, MCV and Consumers (formerly known as Consumers Power Company) entered into a Power Purchase Agreement dated as of July 17, 1986, as amended by Amendment No. 3 dated as of August 28, 1989, and Amendment No. 4A dated as of May 25, 1989 (Amendment No. 1 being superseded by Amendment No. 3 and Amendment No. 2 having been rendered void ab initio) (the "PPA"), which is currently in effect; and

WHEREAS, disputes have arisen between the Parties concerning the meaning and application of the PPA and the Parties have settled their disputes upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the Parties agree:

         General

         1. Capitalized terms not defined herein shall have the meaning given to those terms in the PPA.

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

     Available Capacity and Commercial Energy


         2. The Parties agree that for purposes of delivering Commercial Energy under the PPA during the term of paragraphs 2 through 6 of this Agreement, MCV may, in its sole discretion, install, add to, upgrade, modify, substitute for or otherwise change any equipment:
              (i) at or to its existing facility (collectively "Modifications"); and/or (ii) at the MCV site (collectively "New Equipment") provided that for New Equipment, MCV, or someone acting on behalf of MCV can only construct on the MCV site in accordance with any other applicable agreements between the Parties and provided further that the presence of Modifications and/or New Equipment at the site shall not increase the 1240 MW of Contract Capacity which Consumers is obligated to purchase under the PPA and its associated energy. Any energy generated by such Modifications, and/or New Equipment may be used by MCV, at its sole discretion, to provide Commercial Energy under the PPA provided that Consumers' rights under Section 8 of the PPA to dispatch and schedule deliveries of energy are not adversely affected in any way.


         3. Any capacity available from Modifications made to the existing fifteen (15) generating units at MCV may be used by MCV towards determination of Available Capacity under the PPA. Any capacity available from New Equipment at the MCV site, may not be used by MCV towards determination of Available Capacity under the PPA and is not a part of the MC-Facility under the PPA.


         4. For purposes of billing pursuant to the PPA, beginning with calendar year 1999, MCV shall not bill and Consumers shall not be required to pay capacity charges

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              which would produce capacity charge revenue to MCV in excess of the amount of capacity charge revenue which would otherwise be produced if the Annual Availability of Contract Capacity was greater than 98.5% during the calendar year. Nothing in this Agreement relieves MCV of its obligation to perform under the PPA by having Contract Capacity available and capable of providing service in order to receive capacity charge revenue. The monthly billing protocol to implement this paragraph is set forth in paragraph 5 of this Agreement.


         5. In billing Consumers for capacity charges each month, MCV shall bill Available Capacity at the rates set forth in the PPA and shall base its bill on the actual Available Capacity during the month and the balance in the cumulative bank of Available Capacity at the end of the prior month. (See the example and table set forth below.) The monthly bill shall be at a level such that the cumulative year-to-date billing shall never be greater than would have resulted from 98.5% Available Capacity during each month. Available Capacity above that required to bring the year-to-date billings to 98.5% shall be carried over to the next month or subsequent months as a "bank." Available Capacity which has been "banked" cannot be carried over from year to year. The units of "banked" Available Capacity shall be in MWh. MCV shall determine the bank and provide Consumers with documentation demonstrating its determination of the bank, upon request. MCV may also bill, and Consumers shall pay, any "banked" MWh retroactively, in the same calendar year (also, MCV may bill for December, in January of the following year), for a prior month when billed Available Capacity was less than 98.5%.

              EXAMPLE: Assume for 1999, that MCV's Available Capacity in January is 99.0%

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              (913,334 MWh), in February it is 98.5% (820,781 MWh), in March it
              is 97.0% (894,883 MWh) and in April it is 99.9% (890,668 MWh). MCV
              would bill Consumers for capacity charges each month as follows:

                                               (a)                 (b)                  (c)                 (d)
                                        Actual Available    Billed Available     Capacity Banked
                                             Capacity            Capacity            (a) - (b)        Cumulative Bank
                                              (MWh)               (MWh)                (MWh)               (MWh)
                                     ------------------- ------------------- -------------------- -------------------

               January                          913,334             908,722                4,612               4,612
               February                         820,781             820,781                    0               4,612
               March                            894,883             899,495              (4,612)                   0
               April                            890,668             887,414                3,254               3,254


         6. Subject to paragraph 27 below, the provisions of paragraphs 2 through 5 shall apply through March 15, 2025, subject to billings and payments in subsequent months, to implement said provisions. Resolution of the issues addressed in paragraphs 2 through 5 shall not prejudice either Party or have any precedential effect whatsoever when these issues or similar issues are considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


         August Billing Dispute


         7. MCV withdraws, without prejudice or precedent, its claim for the dispute which arose between the Parties concerning the capacity charge for Available Capacity


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              declared and billed by MCV in August 1997, and Consumers shall not be obligated to pay MCV the $1,040,506.37 withheld by Consumers from MCV's October 1997 bill. Nor does Consumers owe any late-payment interest billed by MCV on such amount. Resolution of this issue shall not prejudice either Party or have any precedential effect whatsoever when the same or a similar issue is considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


         Wholesale Allocation


         8. A. In its annual Power Supply Cost Recovery ("PSCR") proceedings before the Michigan Public Service Commission ("MPSC"), Consumers' recovery of a portion of its fixed energy payments to MCV have been allocated to Consumers' wholesale customers and thus, not recovered from Consumers' retail customers ("Wholesale Allocation"). Consumers has withheld payment from MCV for such Wholesale Allocation and has requested refunds from MCV for previous amounts paid.

              B. Regardless of how the MPSC may treat this issue in any further proceedings covering the period January 1, 1999 through December 31, 2001, for the period of January 1993 through December 1998, Consumers agrees to pay MCV $78,047.69 to resolve this Wholesale Allocation issue and MCV shall not be obligated to refund any sums to Consumers. No late-payment interest shall be paid by Consumers with respect to this amount. This payment of $78,047.69 by Consumers resolves the claim for a $1,859,914.07 refund which Consumers had

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

              previously sought from MCV and finalizes Consumers' right to keep $1,028,986.15 which was released to Consumers from MCV Escrow Account III in March 1997. Further, the Parties agree that the Standstill Agreement, dated March 11, 1996, related to this matter is terminated and the dispute referred to therein rendered moot by the resolution reached in this paragraph 8.

              C. From January 1, 1999 through December 31, 2001, Consumers will not be obligated to pay MCV fixed energy charges pursuant to Subsection 10(b) of the PPA for Commercial Energy from the first
              11.5 MW of Available Capacity under the PPA, regardless of how the MPSC may treat this issue in any further proceedings covering the period January 1, 1999 through December 31, 2001.

              D. Subject to the provisions in paragraph 27 whereby this issue may be resolved through September 15, 2007, resolution of this issue beyond December 31, 2001, will be deferred by the Parties and the resolution set forth in this paragraph 8 shall not prejudice either Party or have any precedential effect whatsoever when this issue is considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


         Special Contract Customers


         9. With the approval of the MPSC, Consumers has entered into "special" contracts with certain of its customers charging them other than standard tariff rates, and may enter into such contracts or similar contracts in the future ("Special Contracts"). Consumers has claimed it is entitled to a reduction in fixed energy payments to

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

              MCV under the PPA as a result of Special Contracts, beginning in 1996 and thereafter. For the years 1996, 1997 and 1998, MCV shall reimburse Consumers $690,000 for 1996, $930,000 for 1997 and $930,000 for 1998. For the years 1999 through 2001, MCV will reduce its December invoice payable by Consumers during January of the next year by $930,000 for fixed energy charges to be attributed to Special Contracts customers. These reduced December invoices shall not change or otherwise be affected in any manner whatsoever by any change of circumstances, including, without limitation, any MPSC action or order, any change or modification of any nature whatsoever in Consumers' contractual relations with any of its customers (existing or prospective), any change in law, or any additional Special Contracts. Subject to the provisions in paragraph 27 whereby this issue may be resolved through September 15, 2007, resolution of this issue beyond December 31, 2001, will be deferred by the Parties and the resolution set forth in this paragraph 9 shall not prejudice either Party or have any precedential effect whatsoever when this issue is considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


         Bandwidth, Ramping and Availability Caps


         10. This paragraph resolves all issues involving fixed and variable energy charges for the time periods specified, associated with bandwidth, ramping and energy delivered from capacity above the availability caps (i.e., fixed energy charges for energy delivered in excess of the off-peak caps established in the Revised Settlement Proposal approved by the MPSC and in the 325 MW Settlement Agreement approved by the MPSC in Docket No. U-10685, as applicable).

              A. For the period 1994 through 1997, MCV agrees to release from the Escrow Accounts I and II (Account # 76692730 and 76692731) to Consumers $1.1 million (plus interest earned on that amount in that account) for fixed energy charges for energy delivered in excess of the off-peak caps and to pay Consumers $678,000 for variable energy charges on said issues, irrespective of any further MPSC action or order on the issues resolved in this paragraph.


              B. For calendar years 1998 through 2007, annual payments to MCV will be reduced by $120,000 (at the rate of $10,000 per month) attributable to said issues, regardless of any MPSC action or order or any other change whatsoever in any circumstance concerning the disallowances associated with said issues, provided, however, for calendar year 1998 only, the full $120,000 reduction will be made on MCV's March invoice payable in April 1999, plus an additional $30,000 reduction attributable to the $10,000/month allocation for the months of January, February and March, 1999.


              C. As part of the resolution of the issues involved in this paragraph, Consumers consents to the release from Escrow Account V (Account # 76692734) to MCV of the total amount of principal and interest contained therein and the escrow account will be closed.


              D. The Parties agree that the remaining amount of principal and interest in Escrow Accounts I and II (Account # 76692730 and 76692731), after the reduction attributable to paragraph 10A above, shall be released to Consumers and the escrow accounts will be closed.

              E. The Parties agree that MCV may continue its appeal which is pending in Court of Appeals Docket No. 203734. In the event MCV is successful in its appeal and the MPSC ultimately directs in an order, which becomes final and subject to no further appeals, that Consumers is entitled to receive a refund or rate increase attributable to the issues raised by MCV in the appeal referenced in this subparagraph 10 E, then Consumers shall only pay to MCV the amount, as so determined by the MPSC, related to MCV's issues.


         11. Resolution of the issues addressed in paragraph 10 beyond 2007, will be deferred by the Parties and the resolution set forth in paragraph 10 shall not prejudice either Party or have any precedential effect whatsoever when these issues are considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


         Fixed Energy Payments Under the PSCR Freeze


         12. For the period January 1, 1998 through September 15, 2007, Consumers shall pay MCV fixed energy charges calculated in accordance with Exhibit C to the PPA for Commercial Energy from the first 915 MW of Available Capacity on the basis of availability, provided, however, that the fixed energy payments attributable to the Wholesale Allocation in accordance with subparagraph 8 C, above, shall be deducted for the time period specified in subparagraph 8 C, subject to paragraph 27.

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

         13. For the period January 1, 1998 through September 15, 2007, for kWh delivered from the 325 MW of Contract Capacity above the 915 MW, Consumers shall pay MCV fixed energy charges, calculated in accordance with Exhibit C of the PPA.

         14. All payments made to MCV since January 1, 1998, under or pursuant to the PSCR freeze ordered in Case Nos. U-11453 et al on February 11, 1998, are final and non-refundable regardless of any change in any MPSC order, any new MPSC order or any court ruling affecting any MPSC order related to said PSCR freeze. Resolution of the issues addressed in paragraphs 12 through 14 shall not prejudice either Party or have any precedential effect whatsoever when the issues are considered again by the Parties or in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.

         Interruptible Spot Sales

         15. In the event Consumers has not dispatched the MC-Facility to the full Contract Capacity under the PPA, the Parties agree that MCV has the right to make interruptible energy sales from Contract Capacity to any third party. MCV shall notify Consumers, in advance, of the existence of such sales, including the MW involved, but not the economic terms thereof and shall keep Consumers informed on a timely basis of any changes to the MW involved in such sales. Should Consumers increase the dispatch of the MC-Facility during the course of such sales, MCV shall be obligated to begin delivery of the requested power as follows: (i) if Consumers' notice to MCV to increase dispatch is received within 30 minutes past the start of an hour, Consumers shall receive the MW involved (up to the

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

              amount by which Consumers increases the dispatch) in the third-party sale at the beginning of the next hour and upon receipt of the notice, MCV will begin ramping the MC-Facility in accordance with Operating Practice 2 in effect between the Parties if necessary to meet the requested dispatch; or (ii) if Consumers' notice to MCV to increase dispatch is received between 30 minutes past the hour and 59 minutes past the hour, Consumers shall receive the MW involved (up to the amount by which Consumers increases the dispatch) in the third-party sale at the beginning of the next succeeding hour and upon receipt of the notice, MCV will begin ramping the MC-Facility in accordance with Operating Practice 2 in effect between the Parties if necessary to meet the requested dispatch. Nothing in this paragraph 15 or any third-party sales by MCV shall be interpreted to relieve Consumers of its obligations with respect to Minimum Generation and Annual Minimum Deliveries under the PPA, including, but not limited to,
              Section 8 thereof.


         16. The Parties shall establish mutually agreeable procedures dealing with third-party sales. The absence of such procedures shall not, however, affect MCV's right or ability to make such sales. Until such procedures are in place, MCV agrees to follow the following protocol with respect to those sales. MCV shall make a good faith effort to avoid any generation shortfall. In the event that MCV expects or experiences a generation shortfall, MCV must work closely with its third-party sales customers and with Consumers' transmission system operator to ensure that transmission scheduling is as close as possible to MCV's actual generating capacity available to service its third-party sales transactions and sales to Consumers. Further, by telephone, MCV will promptly notify Consumers' trading floor (telephone

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

              (517) 788-2952) and Consumers' transmission system operator (telephone (734) 665-3425) of any potential or actual generation shortfall.


         MCV  Sales of Residual Capacity


         17. MCV has the right to make energy sales to third parties of any Residual Capacity and/or Energy from the MC-Facility consistent with MCV's obligation to Consumers under Subsection 3(c) of the PPA. MCV also has the right to make third-party sales from Modifications and/or New Equipment at MCV's site, provided that such sales when made from Modifications are also subject to Consumers' rights under Subsection 3(c) of the PPA and provided further that no third-party sales from the MC-Facility shall ever have priority over the availability and generation of Commercial Energy pursuant to the PPA.


         18. As part of the compromises reached in this Agreement, any and all claims Consumers has or may have with respect to any third-party sales MCV has made prior to April 1, 1999, have been resolved and no amounts withheld by Consumers related thereto shall be returned to MCV. Any claims by Consumers for the period on and after April 1, 1999, shall be limited to the relief it may receive from its transmission customers pursuant to its Open Access Transmission Tariff.


         19.  Intentionally left blank.


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

         Warranty/Remedies


         20. Consumers represents and warrants that it does not need any regulatory approvals in order to enter into or perform this Agreement or for this Agreement to become effective in accordance with its terms. In the event Consumers breaches this representation and warranty because regulatory approvals are necessary, then Consumers will have 120 days to cure its breach by obtaining those regulatory approvals. If Consumers is unable to obtain said regulatory approvals, then MCV shall have the right, in its sole discretion, to: (i) declare this Agreement to be void ab initio and all disputes contained in and settled by this Agreement shall be reinstated as outstanding disputes and shall not be deemed barred by the lapse of time, waiver, settlement, estoppel or otherwise; or (ii) keep the portions of this Agreement not in dispute in full force and effect and, negotiate a satisfactory resolution or seek any other remedy available at law and/or in equity through arbitration under paragraph 30 of this Agreement for the portions for which no regulatory approval has been obtained in order that the Parties are placed in the same position as though those portions were in effect.


         Miscellaneous


         21. This Agreement shall be governed by and construed in accordance with the laws of the state of Michigan.


         22. If a provision of this Agreement conflicts with the PPA, the provision of this Agreement shall control.

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

         23. The Parties stipulate and agree that this Agreement was jointly prepared by them, with the advice and participation of their respective legal counsel, and that any claimed ambiguity in this Agreement shall not be construed adversely against either Party on the basis that such Party was the drafter or preparer of this Agreement or any portion thereof.


         24. This Agreement may be amended only by a written instrument executed by the Parties.


         25. No waiver by either MCV or Consumers of any default by the other Party under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.


         26. Subject to the provision in paragraph 20 whereby MCV declares this Agreement void ab initio, once this Agreement is signed by both Parties, it shall become effective to finally and irrevocably resolve the disputes and issues raised by both Parties under the PPA which are addressed by the Agreement for the time periods covered in its various paragraphs. Subject to its revival pursuant to the operation of paragraph 20 whereby MCV declares this Agreement void ab initio, Consumers waives the right to assert a regulatory-out claim pursuant to Subsection 10 (c) of the PPA with respect to those disputes and issues and time periods notwithstanding any past or future orders of the Michigan Public Service Commission or the reviewing courts that may otherwise create the potential for such claims with respect to the same dispute or issue for time periods covered in this Agreement.

         27.  Assignment and Partial Termination


              This Agreement shall inure to the benefit of and be binding upon the successors in interest of the respective Parties hereto. It shall not be assigned by either Party without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld, provided if there is a transfer by Consumers (whether pursuant to the provisions of Section 22 of the PPA or by a separate contract for a power sale to a third party) for an extended period of time (a transfer period) of Consumers' rights of up to 1240 MW of capacity and associated energy derived from the PPA, then the paragraphs, or provisions of paragraphs, of this Agreement, as listed in (i) through (iv) below, shall terminate effective with the commencement of the transfer period. If a benefit accrues to Consumers at the end of a calendar year or other applicable period, then the rights and benefits to which Consumers is entitled shall be prorated on the basis of time passed prior to termination and megawatts not transferred.


                   (i) Paragraphs 4 and 5 shall terminate once the transfer period has begun, but shall be reinstated on September 15, 2007;


                   (ii) The prospective benefit to Consumers beginning January 1, 1999, under paragraph 8 C shall terminate for the duration of the transfer period once the transfer period has begun, notwithstanding the fact that this issue was resolved only through December 31, 2001;

                   (iii) The prospective benefit to Consumers under paragraph 9 beginning with calendar year 1999, shall terminate for the duration of the transfer period once the transfer period has begun, notwithstanding the fact that this issue was resolved only through December 31, 2001; and


                   (iv) The prospective benefit to Consumers under paragraph 10 B shall terminate once the transfer period has begun.


              MCV and Consumers agree that if the Power Purchase Agreement between Consumers and PECO Energy Company, dated as of March 5, 1999 ("PECO PPA"), becomes effective in 1999 in accordance with
              Section 1.25 thereof ("Effective Date"), the provisions of (i) through (iv) above, shall be implemented as follows:


                   (v) With regard to paragraphs 4 and 5, the Annual Availability of Contract Capacity billed by MCV to Consumers will be increased from 98.5% to: (a) 98.62% beginning on the Effective Date of the PECO PPA through December 31, 1999; (b) 98.65% from January 1, 2000 through December 31, 2000; and (c) 98.68% from January 1, 2001 through December 31, 2001. Beginning January 1, 2002, paragraphs 4 and 5 shall terminate, but will be reinstated on September 15, 2007.


                   (vi) With regard to paragraph 8 C, the megawatts for which Consumers will not be obligated to pay MCV fixed energy charges pursuant to Subsection 10(b) of the PPA for Commercial Energy shall be reduced from 11.5 MW to: (a) 10.6 MW from the Effective Date through year-end 1999; (b) 10.3 MW for calendar year 2000; and (c) 10.1 MW for calendar year 2001. Beginning January 1, 2002, the prospective benefit to Consumers under paragraph 8 C shall terminate through September 15, 2007, notwithstanding the fact that this issue was resolved only through December 31, 2001;


                   (vii) With regard to paragraph 9, MCV will reduce its December invoices as follows: (a) $855,000 in 1999;
                          (b) $836,250 in 2000; and (c) $817,500 in 2001,
                          instead of the $930,000 currently provided for in said paragraph. There will be no reduction in December invoices under paragraph 9 for the years 2002 through 2007; and


                   (viii) With regard to paragraph 10 B, the reduction in annual payments to MCV will be at the rate of $9,192 per month from the Effective Date through December 31, 1999; for calendar year 2000, the annual reduction shall be $107,903 ($8,992 per month); and for calendar year 2001, the annual reduction shall be $105,484 ($8,790 per month). There will be no reduction under paragraph 10 B for the years 2002 through 2007.


         Headings


         28. The various headings set forth in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

         Exculpation


         29. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of MCV arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto, shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document, and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the Partners comprising MCV. By entering into this Agreement, Consumers waives any and all right to sue for, seek or demand any judgment against such Partners and their affiliates, other than MCV, by reason of the liabilities and obligations of MCV arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto, except to the extent such Partners are legally required to be named in any action to be brought against MCV.


         Dispute Resolution


         30. The Parties shall submit any dispute arising under this Agreement to the arbitration provisions set forth in Section 18 of the PPA.
              Section 18 of the PPA shall govern the conduct of the arbitration.


         Claims


         31. Written notice of any potential claim arising under this Agreement shall be provided by one Party to the other Party within one year of the date on which the Party with

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

              the potential claim had actual notice or reasonably should have had notice of the act or omission giving rise to the potential claim. Failure to submit such written notice within one year shall constitute a waiver of the potential claim. After notice is given, the potential claim shall be subject to the provisions of paragraph 30.


         Notices


         32. Unless otherwise expressly provided, every notice under this Agreement, or related thereto, shall be effective only if actually delivered by hand or by prepaid United States Mail to the Party for whom it is intended at the following address. Any notice not provided in writing shall be effective only if acknowledged in writing by the below designated representative of the Party to whom it was provided. Notices may be given by one Party to the other via electronic means such as by a facsimile machine and the associated confirmation reports or electronic receipts generated by such a process shall constitute acknowledgment that the notice was received. Each Party may change the following address and designated representative by providing advance written notice to the other Party.

               ADDRESSES:

               Midland Cogeneration Venture      Consumers Energy Company
                  Limited Partnership
               100 Progress Place                1945 West Parnall Road
               Midland, MI  48640                Jackson, MI  49201
               Attention:  President and CEO     Attention:  William E. Garrity
               Facsimile:  (517) 839-6016        Facsimile:  (517) 788-5882

         33. With respect to the subject matter hereof, this Agreement supersedes all previous representations and negotiations either written or oral between the Parties hereto or their representatives, which were made prior to its execution.


         34. In the event the Parties are involved in any dispute in the future (other than a dispute involving this Agreement), this Agreement shall not be submitted as evidence or otherwise used in any proceeding involving the Parties, including, without limitation, any arbitration under the PPA.


IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals to be effective the date first above written.


MIDLAND COGENERATION VENTURE                  CONSUMERS ENERGY COMPANY
LIMITED PARTNERSHIP


By:        James M. Kevra          By:               David W. Joos
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Its: President and CEO             Its:   President and Chief Executive Officer-
                                          Electric and Executive Vice President
Date:       April 5, 1999          Date:            March 30, 1999
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